EXHIBIT 99.1
NGTV
AUDIT COMMITTEE CHARTER
(As adopted by the Board of Directors on June 29, 2006)

I.	PURPOSE.
     The primary function of the Audit Committee is to oversee the processes of accounting and financial reporting used by the Company and to oversee the audits of the Company’s books and records and the preparation of its financial statements. The independent auditor shall report directly to the Audit Committee.

II.	COMPOSITION.
     The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors. Each member of the Audit Committee shall meet the independence and experience requirements of the American Stock Exchange, Section 10A(3) of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission. At least one member of the Audit Committee shall be “financially sophisticated” as that term is defined in Section 121(b)(2)(a)(ii) of the rules of the American Stock Exchange. The Board may, at any time and in its complete discretion, replace a member of the Audit Committee.

III.	MEETINGS.
     The Audit Committee shall meet as often as necessary, but no less than four times annually, on a quarterly basis, in executive session. As part of its job to foster open communication, the Audit Committee shall meet periodically in separate, private sessions with management, the independent auditor and the internal auditor to discuss anything the Audit Committee or these groups believe should be discussed. The Audit Committee may require any Company officer or employee or the Company’s outside counsel or a representative of the independent auditor to attend an Audit Committee meeting or to meet with any members of, or consultant to, the Audit Committee, and to provide pertinent information as necessary.

IV.	RESPONSIBILITIES AND DUTIES.
     The Audit Committee shall be responsible for, or have the right to do, the following:
     1. Appointing, retaining, and compensating the Company’s independent auditor, subject to shareholder approval.
     2. Approving all audit engagement fees and terms, as well as all significant non-audit engagements.

     3. Overseeing the work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work.
     4. Pre-approving all auditing and non-auditing services of the independent auditor, subject to de minimus exceptions for other than audit review or attest services that are approved by the Audit Committee prior to completion of the audit, unless the auditor is engaged pursuant to pre-approved policies and procedures established by the Audit Committee, provided that the policies and procedures are detailed as to the particular services and the Audit Committee is informed of each service.
     5. Engaging as necessary, without Board approval, independent legal, accounting and other advisors as it deems necessary to carry out its duties. The Company shall provide appropriate funding, as determined by the Audit Committee, to compensate the independent auditor, outside legal counsel, or any other advisors employed by the Audit Committee and to pay ordinary Audit Committee administrative expenses that are necessary and appropriate in carrying out its duties.
     6. Reviewing and reassessing the adequacy of this Charter on an annual basis and submitting proposed changes to the Board of Directors for approval. (The Audit Committee has the powers and responsibilities delineated in this Charter. It is not the Audit Committee’s responsibility to prepare and certify the Company’s financial statements, to guaranty the independent auditor’s report, or to guaranty other disclosures by the Company.)
     7. (a) Ensuring receipt from the independent auditor of a formal written statement delineating all relationships between the independent accounts and the Company, consistent with Independence Standards Board Standard 1, (b) actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and (c) taking, or recommending that the Board of Directors take, appropriate action to oversee the independence of the independent auditor.
     8. Reviewing the Company’s audited annual financial statements and the independent auditor’s opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application therein.
     9. Reviewing the adequacy of internal controls and procedures.
     10. Reviewing and approving all related party transactions.
     11. Assuring the regular rotation of the lead audit partner as required by Section 10A(j) of the Securities Exchange Act and setting clear hiring policies for employees or former employees of the independent auditor that are consistent with Section 10A(1) of the Securities Exchange Act.

     12. Obtaining, reviewing and discussing reports from the independent auditor regarding: (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of these alternative disclosures and treatments, and the treatment preferred by the independent auditor and the reasons for favoring that treatment, and (iii) other material written communications between the independent auditor and Company management, such as any management letter or schedule of unadjusted differences.
     13. Discussing with the independent auditor, and then disclosing, the matters required to be discussed and disclosed by SAS 61, including any difficulties the independent auditor encountered in the course of the audit work, any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management.
     14. Reviewing the Chief Executive Officer’s and the Chief Financial Officer’s disclosure and certifications under Sections 302 and 906 of the Sarbanes-Oxley Act.
     15. Establishing procedures for the receipt, retention and treatment of complaints received by the Company from its employees regarding accounting, internal accounting controls and auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
     16. Ascertaining annually from the independent auditor whether the Company has issues under Section 10A(b) of the Exchange Act.
     17. Reviewing with management and the independent auditor any correspondence with regulators and any published reports that raise material issues regarding the Company’s accounting policies.
     18. Maintaining minutes or other records of meetings and activities of the Audit Committee.
     19. Considering such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Audit Committee may, in its discretion, determine to be advisable.